                                                                   EXHIBIT 99.2

                           FINGERHUT COMPANIES, INC.

                                4400 Baker Road
                              Minnetonka, MN 55343
                                 (612) 932-3100





                     CONSOLIDATED FINANCIAL STATEMENTS FOR
                    THE FISCAL YEAR ENDED DECEMBER 25, 1998
                  THE FISCAL YEAR ENDED DECEMBER 26, 1997 AND
                    THE FISCAL YEAR ENDED DECEMBER 27, 1996

                           Fingerhut Companies, Inc.

                      CONSOLIDATED STATEMENTS OF EARNINGS


For the fiscal year ended                                        December 25,      December 26,      December 27,
(In thousands, except share and per share data)                      1998              1997              1996
                                                                 ------------      ------------      ------------

REVENUES:
      Net sales                                                  $  1,594,965      $  1,530,228      $  1,638,363
      Finance income and other securitization income, net              14,186           (10,877)          (23,361)
                                                                 ------------      ------------      ------------
           Total revenue                                            1,609,151         1,519,351         1,615,002

COSTS AND EXPENSES:
      Product cost                                                    763,418           738,740           827,086
      Administrative and selling expenses                             664,313           596,084           618,082
      Provision for uncollectible accounts                             88,424            97,593           112,084
      Interest expense, net                                            19,196            27,946            25,305
      Provision for non-recurring items                                38,130                --                --
                                                                 ------------      ------------      ------------
                                                                    1,573,481         1,460,363         1,582,557
                                                                 ------------      ------------      ------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES                                                                 35,670            58,988            32,445
Provision for income taxes                                             13,377            21,267            11,322
                                                                 ------------      ------------      ------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
 EXTRAORDINARY ITEM                                                    22,293            37,721            21,123
Earnings from discontinued operations (less income taxes
  of $18,945, $19,787 and $11,917 in 1998, 1997 and
  1996,  respectively)                                                 30,150            31,608            19,036
                                                                 ------------      ------------      ------------
EARNINGS BEFORE EXTRAORDINARY ITEM                                     52,443            69,329            40,159
Extraordinary item - loss on early retirement of debt
  (less income tax benefit of $4,259)                                   7,096                --                --
                                                                 ------------      ------------      ------------
NET EARNINGS                                                     $     45,347      $     69,329      $     40,159
                                                                 ============      ============      ============
EARNINGS PER SHARE:
  CONTINUING OPERATIONS:
      BASIC                                                      $        .47      $        .82      $        .46
                                                                 ============      ============      ============
      DILUTED                                                    $        .43      $        .76      $        .44
                                                                 ============      ============      ============
  DISCONTINUED OPERATIONS, NET:
      BASIC                                                      $        .63      $        .68      $        .41
                                                                 ============      ============      ============
      DILUTED                                                    $        .59      $        .64      $        .39
                                                                 ============      ============      ============
  EXTRAORDINARY ITEM, NET:
      BASIC                                                      $       (.15)     $         --      $         --
                                                                 ============      ============      ============
      DILUTED                                                    $       (.14)     $         --      $         --
                                                                 ============      ============      ============
  NET EARNINGS:
      BASIC                                                      $        .95      $       1.50      $        .87
                                                                 ============      ============      ============
      DILUTED                                                    $        .88      $       1.40      $        .83
                                                                 ============      ============      ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                                        47,669,295        46,166,842        46,210,151
                                                                 ============      ============      ============
      DILUTED                                                      51,406,643        49,377,695        48,628,308
                                                                 ============      ============      ============


          See accompanying Notes to Consolidated Financial Statements.

                           Fingerhut Companies, Inc.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                 December 25,      December 26,
(In thousands)                                                       1998               1997
                                                                 ------------      ------------
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                                  $     12,190      $     96,889
      Accounts receivable                                             248,997           308,498
      Less:  reserve for uncollectible accounts and unearned
          finance income                                              (74,901)          (93,203)
                                                                 ------------      ------------
      Accounts receivable, net                                        174,096           215,295
      Retained interest in securitized receivables                    205,296           145,112
      Inventories                                                     152,159           124,424
      Promotional material                                             58,337            46,689
      Deferred income taxes                                           105,204           118,472
      Other                                                            14,595            14,186
                                                                 ------------      ------------
          TOTAL CURRENT ASSETS                                        721,877           761,067

Property and equipment, net                                           226,740           256,726
Excess of cost over fair value of net assets acquired                 150,718            48,810
Net assets of discontinued operations                                      --           146,249
Other assets                                                           27,591            16,633
                                                                 ------------      ------------
                                                                 $  1,126,926      $  1,229,485
                                                                 ============      ============

LIABILITIES
CURRENT LIABILITIES:
      Accounts payable                                           $    191,661      $    142,894
      Accrued payroll and employee benefits                            55,623            43,534
      Other accrued liabilities                                        61,980            35,371
      Revolving credit facility                                        80,000                --
      Current portion of long-term debt                               125,076                84
      Current income taxes payable                                     21,112            61,958
                                                                 ------------      ------------
          TOTAL CURRENT LIABILITIES                                   535,452           283,841

Long-term debt, less current portion                                      125           245,187
Deferred income taxes                                                  25,021            22,345
Other non-current liabilities                                          11,839             8,127
                                                                 ------------      ------------
                                                                      572,437           559,500
                                                                 ------------      ------------


STOCKHOLDERS' EQUITY
Preferred stock                                                            --                --
Common stock                                                              493               463
Additional paid-in capital                                            350,600           292,407
Unearned compensation                                                  (1,828)             (738)
Earnings reinvested                                                   205,224           377,853
                                                                 ------------      ------------
          TOTAL STOCKHOLDERS' EQUITY                                  554,489           669,985
                                                                 ------------      ------------
                                                                 $  1,126,926      $  1,229,485
                                                                 ============      ============


See accompanying Notes to Consolidated Financial Statements.

                           Fingerhut Companies, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal year ended                                                  December 25,      December 26,      December 27,
(In thousands)                                                                1998               1997               1996
                                                                           ------------      ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                               $     45,347      $     69,329      $     40,159
Adjustments to reconcile net earnings to net cash
   provided (used) by operating activities, net of effects
   of acquisitions:
      Net earnings from discontinued operations                                 (30,150)          (31,608)          (19,036)
      Extraordinary net loss on debt extinguishment                               7,096                --                --
      Provision for non-recurring items                                          38,130                --                --
      Depreciation and amortization                                              47,173            50,279            51,733
      Amortization of unearned compensation                                       1,542             1,322             2,922
      Change in assets and liabilities net of affects of acquisitions:
          Accounts receivable, net and retained interest
            in securitized receivables                                           36,064            30,064            14,986
          Inventories                                                            25,046             3,311            28,617
          Promotional material and other current assets                             377            13,561            23,074
          Accounts payable                                                       15,317            (6,010)          (14,237)
          Accrued payroll and employee benefits                                  11,672             9,061            (5,399)
          Accrued liabilities                                                    (9,695)          (16,767)          (19,170)
          Current income taxes payable                                            1,237             3,494            22,059
          Deferred and other income taxes                                        16,235            17,480               113
          Other                                                                  (6,089)            1,070            (3,795)
                                                                           ------------      ------------      ------------
NET CASH PROVIDED  BY OPERATING ACTIVITIES                                      199,302           144,586           122,026
                                                                           ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of Popular Club Plan, Inc.                                       (42,500)               --                --
      Purchase of Arizona Mail Order (AMO)                                     (109,812)               --                --
      Investments in Internet companies                                          (8,623)               --                --
      Additions to property and equipment                                       (26,865)          (20,334)          (47,109)
                                                                           ------------      ------------      ------------
NET CASH USED BY INVESTING ACTIVITIES                                          (187,800)          (20,334)          (47,109)
                                                                           ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from long-term debt                                                   --                --           125,000
      Repayments of long-term debt                                             (120,070)          (26,294)         (100,098)
      Debt prepayment penalty                                                   (10,768)               --                --
      Revolving credit facility                                                  80,000           (23,000)          (92,000)
      Repayments of AMO revolving credit facility                               (24,000)               --                --
      Repurchase of common stock                                                (48,233)           (3,385)           (4,877)
      Issuance of common stock                                                   32,478             3,908             1,881
      Cash dividends paid                                                        (5,608)           (7,387)           (7,394)
                                                                           ------------      ------------      ------------
NET CASH USED BY FINANCING ACTIVITIES                                           (96,201)          (56,158)          (77,488)
                                                                           ------------      ------------      ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (84,699)           68,094            (2,571)

Cash and cash equivalents at beginning of year                                   96,889            28,795            31,366
                                                                           ------------      ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $     12,190      $     96,889      $     28,795
                                                                           ============      ============      ============

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Net tax benefit from exercise of non-qualified stock
    options, disqualified dispositions of ESPP shares,
    and vesting of restricted stock                                        $     37,825      $        797      $        293
Issuance of restricted stock                                               $      2,632      $        204      $      4,778
Dividend of Metris shares                                                  $    178,623      $         --      $         --

The Company includes in cash and cash equivalents, liquid investments with maturities of 15 days or less

See accompanying Notes to Consolidated Financial Statements.

                           Fingerhut Companies, Inc.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                           Common stock            Additional
                                      Number of        Par           Paid-in       Earnings        Unearned
(In thousands, except share data)      shares          value         Capital      Reinvested     Compensation      Total
                                     -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 29, 1995            45,949,722    $       459    $   258,917    $   288,114    $        --    $   547,490
     Stock repurchase                   (358,800)            (3)        (1,997)        (2,877)            --         (4,877)
     Exercise of stock options           109,900              1          1,012             --             --          1,013
     Employee stock purchase plan        100,141              1          1,160             --             --          1,161
     Issuance of restricted stock,
       net of forfeitures                353,917              4          4,774             --         (4,778)            --
     Compensation expense                     --             --             --             --          2,922          2,922
     Excess of market value over
       book value of minority
       interest sold                          --             --         24,927             --             --         24,927
     Cash dividends paid                      --             --             --         (7,394)            --         (7,394)
     Net earnings                             --             --             --         40,159             --         40,159
                                     -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 27, 1996            46,154,880            462        288,793        318,002         (1,856)       605,401
     Stock repurchase                   (231,900)            (2)        (1,292)        (2,091)            --         (3,385)
     Exercise of stock options           300,740              3          4,007             --             --          4,010
     Employee stock purchase plan         55,159             --            695             --             --            695
     Issuance of restricted stock,
       net of forfeitures                 13,582             --            204             --           (204)            --
     Compensation expense                     --             --             --             --          1,322          1,322
     Cash dividends paid                      --             --             --         (7,387)            --         (7,387)
     Net earnings                             --             --             --         69,329             --         69,329
                                     -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 26, 1997            46,292,461            463        292,407        377,853           (738)       669,985
     Stock repurchase                 (2,598,350)           (26)       (14,462)       (33,745)            --        (48,233)
     Exercise of stock options         5,377,305             54         69,569             --             --         69,623
     Employee stock purchase plan         45,021             --            680             --             --            680
     Issuance of restricted stock,
       net of forfeitures                225,728              2          2,406             --         (2,632)          (224)
     Compensation expense                     --             --             --             --          1,542          1,542
     Dividend of Metris shares                --             --             --       (178,623)            --       (178,623)
     Cash dividends paid                      --             --             --         (5,608)            --         (5,608)
     Net earnings                             --             --             --         45,347             --         45,347
                                     -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 25, 1998            49,342,165    $       493    $   350,600    $   205,224    $    (1,828)   $   554,489
                                     ===========    ===========    ===========    ===========    ===========    ===========


See accompanying Notes to Consolidated Financial Statements.

                           Fingerhut Companies, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION

    Fingerhut Companies, Inc. (the Company) is a database and on-line marketing company selling a broad range of products and services to moderate income consumers via catalogs, the Internet, telemarketing, and other media.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

    The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries, after elimination of all material intercompany transactions and balances. At December 25, 1998, the Company's principal subsidiaries are Fingerhut Corporation (Fingerhut), Figi's Inc. (Figi's), Arizona Mail Order (AMO), Popular Club Plan (Popular Club). "Net assets of discontinued operations" represents the Company's former subsidiary, Metris Companies, Inc. (Metris,) which was spun off to shareholders in 1998 (see Note 5).

    Fiscal Year

    The Company's fiscal year ends on the last Friday in December. The fiscal years ended December 25, 1998, December 26, 1997, and December 27, 1996, included 52 weeks. The accounts of Metris, which are presented on a discontinued basis, are on a calendar year basis.

    Revenue Recognition

    Sales are recorded at the time of shipment and a provision for anticipated merchandise returns and merchant allowances, net of exchanges, is recorded based upon historical experience. The provision charged against sales for 1998, 1997 and 1996 amounted to $209.4 million, $216.0 million and $249.9 million, respectively.

    Amounts billed to customers for shipping and handling of orders are netted against the associated costs.

    Substantially all of Fingerhut's sales are financed by Fingerhut National Bank (FNB) on either the installment contract basis or revolving credit account basis. Finance income on installment contracts (net of estimated returns and exchanges, allowances, uncollectible amounts and collection costs) is deferred and recognized using an effective interest method over the weighted average of the contract periods (which approximates nineteen months) or when collected, whichever is faster. When accounts receivable are sold (see Note 8), finance income, net, which was previously deferred, is recognized. Finance income on revolving credit receivables is accrued and earned based on the principal amount of the receivables outstanding using the effective yield method. Accrued interest is classified on the balance sheet with the related receivables. Interest income is generally recognized as earned, until a loan is charged off.

    Beginning in 1997, the sale of receivables has been recorded in accordance with Statement of Financial Accounting Standards No. 125 (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Upon sale, the sold receivables are removed from the balance sheet and the related financial and servicing assets controlled and liabilities incurred are measured at fair value, if practicable. FAS 125 also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. The retained interest is then considered a security and subject to FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Based upon the type of security retained, the Company considers its Retained Interest in Securitized Receivables to be a trading security, with all market gains and losses being reflected in the Consolidated Statements of Earnings.

    Earnings Per Share

    Basic earnings per share are computed by dividing net earnings by the weighted average shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net earnings by the weighted average shares of common stock and potential common stock outstanding during the year. The dilutive effect of the potential exercise of outstanding stock options is calculated using the treasury stock method. A reconciliation relating to the calculation for continuing operations before extraordinary items is as follows:

   In thousands, except per share data                               For the Year Ended December 25, 1998
                                                               -----------------------------------------------
                                                                  Income              Shares          Per Share
                                                                (Numerator)       (Denominator)         Amount
                                                               ------------       -------------        -------
   BASIC EPS:
   Earnings available to common stockholders                   $     22,293             47,669         $   .47
                                                                                                       =======
   EFFECT OF DILUTIVE SECURITIES:
   Options                                                                -              3,738
                                                               ------------       ------------
   DILUTED EPS:
   Earnings available to common
   stockholders and assumed conversion                         $     22,293             51,407         $   .43
                                                               ============       ============         =======


                                                                     For the Year Ended December 25, 1998
                                                               -----------------------------------------------
                                                                  Income              Shares          Per Share
                                                                (Numerator)       (Denominator)         Amount
                                                               ------------       -------------        -------
   BASIC EPS:
   Earnings available to common stockholders                   $     37,721             46,167         $   .82
                                                                                                       =======
   EFFECT OF DILUTIVE SECURITIES:
   Options                                                                -              3,211
                                                               ------------       ------------
   DILUTED EPS:
   Earnings available to common
   stockholders and assumed conversion                         $     37,721             49,378         $   .76
                                                               ============       ============         =======

   In thousands, except per share data                               For the Year Ended December 25, 1998
                                                               -------------------------------------------------
                                                                  Income              Shares           Per Share
                                                                (Numerator)       (Denominator)          Amount
                                                               ------------       -------------        ----------
   BASIC EPS:
   Earnings available to common stockholders                   $     21,123             46,210         $      .46
                                                                                                       ==========
   EFFECT OF DILUTIVE SECURITIES:
   Options                                                                -              2,418
                                                               ------------       ------------
   DILUTED EPS:
   Earnings available to common
   stockholders and assumed conversion                         $     21,123             48,628         $      .44
                                                               ============       ============         ==========


    Inventories

    Inventories, principally merchandise, are stated at the lower of cost (as determined on a first-in, first-out basis) or market. The Company has established a reserve for excess and obsolete inventory, which is based on management's best estimates of the amount of inventory that is slow moving or subject to obsolescence. The estimates are subject to change in the near term, depending on changes in economic conditions and other factors.

    Promotional Material

    Promotional material primarily includes free gifts and items in inventory associated with direct response advertising (paper, printing and postage). The cost of direct response advertising is deferred and expensed over the period during which the sales are expected to occur, generally one to four months. The amount of direct response advertising included in the Consolidated Statements of Financial Position is not material.
    The cost of non-direct response advertising is expensed as incurred.

    Revolving Credit Card Loan Origination Costs

    The Company defers direct revolving credit card loan origination costs associated with successful credit card solicitations that it incurs in transactions with independent third parties, and certain other costs that it incurs in connection with loan underwriting and the preparation and processing of loan documents. These deferred credit card loan origination costs are amortized on a straight-line basis over a six-month period, as an adjustment to "Finance income and other securitization income, net" and "Administrative and Selling Expense."

    Property and Equipment

    Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over their estimated economic useful lives (30 years for buildings; five years for software; three to 10 years for machinery and equipment, furniture and fixtures; and over the estimated useful life of the property or the life of the lease, whichever is shorter, for leasehold improvements). The Company capitalizes software developed for internal use that represents major enhancements and replacements of operating and management information systems.

    Intangible Assets

    The excess of cost over fair value of net assets acquired is amortized on a straight-line basis up to 40 years for purchases prior to 1998. For acquisitions made in 1998, the excess of cost over fair value of net assets acquired is amortized on a straight-line basis over 15 years.

    At each balance sheet date, management assesses whether there has been an impairment in the carrying value of intangible assets, primarily by comparing current and projected sales, operating income and annual cash flows with the related annual amortization expense. Based on this assessment, management has concluded that intangible assets are fully realizable.

    Income Taxes

    The Company provides for deferred taxes on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities that will result in future taxable or deductible amounts. The Company provides for deferred taxes at the enacted tax rate that is expected to apply when the temporary differences reverse.

    Pervasiveness of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Stock-Based Employee Compensation

    Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation expense for restricted stock is recorded over the vesting period of the awards based on the fair market value of the Company's stock on the date of grant.
    (See Note 18).

    Reclassifications

    All prior-period financial information was restated to conform with the current period's presentation, and the reclassifications had no effect on net earnings. The effects of Metris are being presented as "Earnings from discontinued operations" on the Consolidated Statements of Earnings and as "Net assets of discontinued operations" on the Consolidated Statements of Financial Position.

    Comprehensive Income

    During the first quarter of 1998, the Company implemented Statement of Financial Accounting Standards No. 130 (FAS 130), "Reporting Comprehensive Income." Currently, FAS 130 has no material effect on the consolidated financial statements.

    Segment Reporting

    During the fourth quarter of 1998, the Company implemented Statement of Financial Accounting Standards No. 131 (FAS 131), " Disclosures about Segments of an Enterprise and Related Information." This statement has no material effect on the disclosure requirement of the financial statements as the Company's continuing operations are currently considered one segment as defined by FAS 131.

    Pension Disclosures

    In 1998 the Company implemented Statement of Financial Accounting Standard No. 132 (FAS 132), "Employers' Disclosures about Pensions and Other Retirement Benefits." The Company's disclosures have been modified to comply with FAS 132 (see Note 15).

    Newly Issued Pronouncements

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for fiscal years beginning after June 15, 1999. The Company is assessing the impact that the implementation will have on the consolidated financial statements. The Company intends to adopt this statement prospectively in the first quarter of 2000.

3.  ACQUISITIONS

    On August 31, 1998, the Company acquired the majority of the assets of AMO, a direct marketer of women's apparel, in a business combination accounted for as a purchase. The effects of AMO's operations since the acquisition are included within the Consolidated Statements of Earnings. The total cost of the acquisition was $109.8 million, which exceeded the fair value of the net assets of AMO by $77.8 million. The acquired goodwill will be amortized on a straight-line basis over 15 years.

    On October 31, 1998, the Company acquired 100 percent of the outstanding stock of Popular Club, a direct marketer of merchandise and apparel, in a business combination accounted for as a purchase. The effects of Popular Club's operations since the acquisition are included within the Consolidated Statements of Earnings. The total cost of the acquisition was $42.5 million, which exceeded the fair value of the net assets of Popular Club by $28.8 million. The acquired goodwill will be amortized on a straight-line basis over 15 years.

    The following summarized pro forma (unaudited) information assumes the acquisitions had occurred on December 28, 1996 (i.e. the first day of fiscal year ended December 26, 1997).

                                                                     Fiscal Year Ended
       (In thousands, except per share data)                  December 25,         December 26,
                                                                 1998                 1997
                                                          ------------------   ------------------
       Net sales                                          $        1,825,977   $        1,845,042
                                                          ==================   ==================

       Net earnings before extraordinary item             $           56,925   $           79,234
                                                          ==================   ==================

       Net earnings                                       $           49,829   $           79,234
                                                          ==================   ==================
       Earnings per share:
          Net earnings before extraordinary item
                Basic                                     $             1.19   $             1.72
                                                          ==================   ==================
                Diluted                                   $             1.11   $             1.60
                                                          ==================   ==================
         Net earnings
                Basic                                     $             1.05   $             1.72
                                                          ==================   ==================
                Diluted                                   $              .97   $             1.60
                                                          ==================   ==================

4.  PROVISION FOR NON-RECURRING ITEMS

    The pre-tax provision for non-recurring items of $38.1 million includes a $33.6 million non-cash charge for the writedown for Fingerhut's Western Distribution Center (WDI), as well as other pre-tax provisions for restructuring of $4.5 million.

    Due to the Company's changing focus to growth through acquisitions, it reviewed the carrying value of the WDI facility, for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121). It was determined that the sum of the undiscounted cash flows generated was less than the carrying value of the facility, indicating that an impairment existed. Accordingly, an impairment loss was recognized as the amount by which the carrying value of the facility exceeded the fair market value. The fair market value of WDI was determined using an independent appraisal for the land and building, and the Company's internal analysis for equipment and improvements. As a result of this review, the Company recorded a non-cash, pre-tax charge of $33.6 million to writedown WDI to its estimated fair market value of $26.0 million.

    Included within the remaining non-recurring charges are $2.9 million related to termination benefits for 111 exempt employees, mainly from the Company's corporate office. As of December 25, 1998, $0.8 million of this amount was included in "Other accrued liabilities."

5.  DISCONTINUED OPERATIONS

    In August 1998, the Company received a favorable ruling from the Internal Revenue Service to spin-off its 83 percent owned subsidiary, Metris Companies Inc. (Metris) via a tax-free stock dividend to the Company's shareholders. The distribution date of the dividend was September 25, 1998. As a result, the earnings of Metris through September 25, 1998 are reflected as "Earnings from Discontinued Operations," net of tax on the Consolidated Statement of Earnings for the year ended December 25, 1998. Also included in discontinued operations for the year ended December 25, 1998, are $2.7 million of expenses, net of income tax, incurred as a result of the transaction. The Consolidated Statements of Earnings, Financial Position and

    Cash Flows have been restated for prior periods to reflect Metris as a discontinued operation. The operating results of the discontinued operation are summarized as follows:


       For the fiscal year ended:               December 25,   December 26,   December 27,
       (In thousands, except per share data)        1998           1997           1996
                                                ------------   ------------   ------------
       Total revenues                           $    303,256   $    284,064   $    155,434
       Earnings before income taxes                   49,095         51,395         30,953
       Provision for income taxes                     18,945         19,787         11,917
       Net Income                               $     30,150   $     31,608   $     19,036
       Earning per share:
          Basic                                 $        .63   $        .68   $        .41
          Diluted                               $        .59   $        .64   $        .39



       The net assets of discontinued operations are summarized as follows:
                              (In thousands)                                 December 26,
                                                                                 1997
                                                                             ------------
       Current assets                                                        $    609,838
       Property and equipment, net                                                 15,464
       Excess of cost over fair value of assets acquired                           36,752
       Other assets                                                                11,180
       Current liabilities                                                        397,195
       Minority interest                                                           29,790
       Long-term debt, less current portion                                       100,000
                                                                             ------------
       Net assets of discontinued operations                                 $    146,249
                                                                             ============


6.  EXTRAORDINARY ITEM

    In September 1998, the Company prepaid the holders of its $120 million privately placed Senior Notes. Accordingly, the Company recorded an extraordinary loss of $7.1 million, net of tax, which was composed of a $6.7 million prepayment penalty and a $0.4 million write-off of unamortized fees related to the debt.

7.  ACCOUNTS RECEIVABLE, NET

    Substantially all of the Company's sales are financed under either installment based contracts or revolving credit agreements generated by Fingerhut National Bank, AMO, Popular Club and Figi's. Historically, Fingerhut used fixed-term, fixed-payment installment plans with terms up to 36 months (excluding deferred billing periods of up to five months) and finance charge rates of 24.9 percent. Beginning in 1996, Fingerhut began converting its customers from existing fixed payment installment plans to revolving credit plans with finance charge rates ranging from prime plus
    10.9 percent to prime plus 23.9 percent. Figi's uses fixed-term, fixed-payment plans with terms up to three months (excluding deferred billing periods of up to approximately three months) with no finance charge. AMO uses a revolving credit plan with finance charge rates ranging from 10.5 percent to 24.0 percent. Popular Club uses an installment-based plan with finance charge rates ranging from 18.0 percent to 24.0 percent.

    Accounts receivable are classified as current assets and include amounts which are due after one year, consistent with industry practice. Accounts receivable, net of amounts sold (see Note 8), consists of the following:


                                                  For the fiscal year ended
    (In thousands)                                  1998             1997
                                                ------------    ------------
Customer receivables                            $    248,997    $    308,498
Reserve for uncollectible accounts, net
    of anticipated recoveries                        (62,904)        (68,890)
Other reserves                                       (10,903)        (20,352)
                                                ------------    ------------
    Net collectible amount                           175,190         219,256
Unearned finance income                               (1,094)         (3,961)
                                                ------------    ------------
    Accounts receivable, net                    $    174,096    $    215,295
                                                ============    ============


    Other reserves for customer receivables consist primarily of returns and exchanges, allowances for anticipated adjustments of finance charges billed to customers (due to earlier than scheduled payment) and anticipated costs required to collect customer installment accounts.

    The above reserves represent management's best estimates of the amounts not expected to be collected. A change in economic conditions could have a significant impact on the Company's target market, which consists of moderate to middle income consumers. As such, the reserve estimates are subject to change in the near term.

8.  SALE OF ACCOUNTS RECEIVABLE

    The Company established the Fingerhut Master Trust (the Trust) as a vehicle to accelerate cash flow through the sale of accounts receivable. The Trust allows Fingerhut to sell, on a continual basis, an undivided interest in a pool of customer accounts receivables, subject to meeting certain eligibility and securitization requirements. During the first quarter 1998, the Company received approval to expand the pool of eligible receivables by including certain revolving receivables and certain previously unsold new customer installment receivables in the Trust.

    In order to fund the purchase of the receivables by the Trust, the Trust periodically issues securities in the public marketplace. In April 1998, the Trust issued Series 1998-1 and Series 1998-2 securities out of the Trust and sold them in the public asset backed markets to third parties. These agreements generated net proceeds of $897.0 million of which $790.0 million was used to pay down the entire principal portion of the 1997-1 Series and approximately $102.5 million was used to reduce the Class A Variable Funding Certificates issued under Series 1994-2.

    The Series 1994-2 supported the $1.2 billion asset backed commercial paper program through the Fingerhut Owner Trust that the Company shared with Metris. In July 1998, in connection with the pending spin-off of Metris, the Company closed Series 1998-3, a $400 million variable-funding certificate issued out of the Fingerhut Master Trust and sold it to third party conduits. On July 30, 1998, approximately $91 million in proceeds was used to repay Series 1994-2, thereby terminating the Fingerhut Owner Trust and its related commercial paper program.

    Although the Company continues to service the underlying accounts receivable balances and maintains the customer relationships, these transactions are treated as sales for financial reporting purposes and the associated receivable balances are not reflected on the Consolidated Statements of Financial Position. The Company receives annual servicing fees of 2 percent of the outstanding balance from the Trust. In addition, the Company owns certain certificates issued by the Trust which provides the Company with rights to future cash flows arising after the investors in the Trust have received the return for which they have contracted. This participating interest in the Trust is classified as "Retained interest in securitized receivables" (Retained Interest) on the Consolidated Statements of Financial Position. The investors and the Trust have no recourse to the Company's other assets for failure of debtors to pay when due. The Company's Retained Interest is generally restricted, however, until investors have been fully paid and is subordinate to investor's interests. The Retained Interest's value is subject to credit, prepayment and interest rate risk on the transferred financial assets.

    The Retained Interest is calculated as the present value of the future cash flows, arising after the investors in the Trust have received the return for which they are contracted. A total "collectible amount" is calculated taking into account future credit risk as well as future finance income. The cash flow then calculates a payment stream based upon historical trends, including prepayment history. The cash flow is discounted at a market rate that accounts for the inherent risk of the Retained Interest. As the Retained Interest is considered a trading security, gains or losses are recognized monthly through the Consolidated Statements of Earnings in "Finance income and other securitization income, net."

    The proceeds from the sale of Fingerhut accounts receivable were $1.244 billion and $1.205 billion at December 25, 1998 and December 26, 1997, respectively. The pretax loss on the sale of receivables was $11.5 million in 1998 compared to a pre tax gain of $2.3 million in 1997.

    Included in "Finance income and other securitization income, net" are period securitization expenses, which are comprised of the interest, commercial paper discount and administrative and other fees paid or accrued to the purchasers of the accounts receivables.

9.  PROPERTY AND EQUIPMENT, NET

    Property and equipment consists of the following:

                                                            For the fiscal year ended
    (In thousands)                                            1998             1997
                                                          ------------    ------------
    Land and improvements                                 $     12,092    $      7,449
    Buildings and leasehold improvements                       133,907         115,069
    Construction in progress                                     6,526          64,851
    Machinery and equipment                                    148,861         135,833
    Software                                                   151,372         128,615
    Other, principally furniture and fixtures                   22,481          21,011
                                                          ------------    ------------
                                                               475,239         472,828
    Less:  Accumulated depreciation                           (154,440)       (134,750)
             Accumulated amortization of software              (94,059)        (81,352)
                                                          ------------    ------------
    Property and equipment, net                           $    226,740    $    256,726
                                                          ============    ============

     Software amortization expense recorded in 1998, 1997 and 1996 was $13.0 million, $17.8 million, and $19.3 million, respectively.

10.  REVOLVING CREDIT FACILITY

     In connection with the spin-off of Metris, the Company further amended its Amended and Restated Revolving Credit Facility (the "Amended Revolving Credit Facility"). The changes resulted in the removal of the Company's guarantee on the Metris outstanding balances, an increase in aggregate commitments to $250.0 million from $200.0 million, and an extension of the expiration date to September 2003. The proceeds from borrowings under the Amended Revolving Credit Facility are to be used by the Company to provide for working capital and other general corporate purposes.

     In addition to amending the Amended Revolving Credit Facility, the Company implemented $95 million in uncommitted lines of credit with various banks. These bank lines provide flexibility for short-term borrowings at favorable rates.

     In October 1998 the Company entered into a committed 364-day revolving credit bridge facility for $130 million.

     At December 25, 1998, outstanding short-term credit borrowings totaled $80.0 million, including the Amended Revolving Credit Facility, the uncommitted lines, and the $130 million bridge facility. The weighted-average interest rate on borrowings was 5.5 percent at December 25, 1998. At December 26, 1997, the Company had no short-term credit balance outstanding. The outstanding portion of open letters of credit, primarily established to facilitate international merchandise purchases, was not reflected in the accompanying financial statements and aggregated $20.5 million at December 25, 1998 and $32.8 million at December 26, 1997.

11.  LONG-TERM DEBT

     As of December 25, 1998, the Company had $125 million of public notes due in September 1999. As a result of removing the Metris guarantee on the Revolving Credit Facility, these notes received a credit ratings upgrade in September 1998. Following the upgrade, these notes rank equally with the Amended Revolving Credit Facility.

     On September 24, 1998, the Company prepaid $120 million of privately placed Senior Notes using existing credit facilities. The prepayment resulted in an extraordinary loss of $7.1 million, net of tax.

     Long-term debt and related maturity dates are as follows:

    (In thousands)                            Maturity date   Interest rate     1998         1997
                                              -------------   -------------  ----------   ----------
    Privately Placed Senior Notes
         Series A Unsecured                      June 2002         8.92%     $     --     $ 60,500
         Series B Unsecured                      June 2004         8.92%           --       14,500
         Series C Unsecured                      Aug. 2000         6.83%           --       45,000
    Senior Notes                                Sept. 1999         7.38%      125,000      125,000

    Other indebtedness (due in various installments through November 2010;
        interest at varying rates ranging
        from 7.5% to 8.0% at Dec. 25, 1998)                                       201          271
                                                                             --------     --------
                                                                              125,201      245,271
    Current portion of long-term debt                                        (125,076)         (84)
                                                                             --------     --------
    Long-term debt, less current portion                                     $    125     $245,187
                                                                             ========     ========


Scheduled annual maturities due on long-term debt at December 25, 1998 were as follows:

     (In thousands)
     1999                                                        $    125,076
     2000                                                                  57
     2001                                                                  14
     2002                                                                   3
     2003                                                                  45
     Thereafter                                                             6
                                                                 ------------
                                                                 $    125,201
                                                                 ============

12.   FINANCIAL INSTRUMENTS

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      This footnote discloses the fair value of all financial instruments, both assets and liabilities, recognized and not recognized, in the Consolidated Statements of Financial Position for which it is practicable to estimate fair value.

      Quoted market prices generally are not available for all of the Company's financial instruments. Accordingly, fair values are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates involve uncertainties and matters of judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      A description of the methods and assumptions used to estimate the fair value of each class of the Company's financial instruments is as follows:

      CASH AND CASH EQUIVALENTS, ACCOUNTS PAYABLE, ACCRUED PAYROLL AND EMPLOYEE BENEFITS, AND OTHER ACCRUED LIABILITIES

      The carrying amounts approximate fair value due to the short maturity of these instruments.

      ACCOUNTS RECEIVABLE

      Customer installment receivables:
      Since the average collection period exceeds 90 days, the discounted present value of expected future cash flows from the collection of the receivables and related deferred finance income was calculated and it was determined that the carrying amount approximates fair value.

      Revolving credit receivables:
      Currently, revolving credit receivables are originated with variable rates of interest, with interest rate spreads that differ based on the related risk of such receivables. Thus, the carrying value approximates market value. However, this valuation does not include the value that relates to estimated cash flows generated from new loans from existing customers over the life of the cardholder relationship. Accordingly, the aggregate fair value of the revolving credit receivables does not represent the underlying value of the established cardholder relationships.

      Retained interest in securitized receivables:
      When the Company securitizes receivables, it sells its receivables and receives cash and certificates representing undivided interests in a portion of the receivables. Due to the short-term revolving nature of the portfolio and the treatment of these certificates as trading securities, the carrying amount of the Company's "Retained interest in securitized receivables" in the Fingerhut Master Trust and third party conduits approximates fair value. The retained interest also includes the fair value of the interest rate swap agreement which was obtained from dealer quoted prices.

      LONG-TERM DEBT

      The fair value of the Company's long-term debt was estimated based on the amount of future cash flows associated with each instrument discounted using the current rates offered to the Company for similar debt instruments of comparable maturity.

      INTEREST RATE CAP AGREEMENTS

      The fair values of interest rate cap agreements were obtained from dealer quoted prices. These values represent the estimated amount the Company would receive upon termination of the agreements, taking into consideration current interest rates and the current credit worthiness of the counterparties.

      The estimated fair values of the Company's financial instruments are summarized as follows:

                                                 December 25, 1998            December 26, 1997
                                           ---------------------------   ---------------------------
                                             Carrying      Estimated       Carrying      Estimated
     (In thousands)                           amount       Fair value       amount       fair value
                                           ------------   ------------   ------------   ------------
     Cash and cash equivalents             $     12,190   $     12,190   $     96,889   $     96,889
     Accounts receivable, net              $    174,096   $    174,096   $    215,295   $    215,295
     Retained interest in secur-
       itized receivables                  $    205,296   $    205,296   $    145,112   $    145,112

     Long-term debt                        $    125,201   $    126,364   $    245,271   $    252,375
     Interest rate cap agreements          $      1,964   $         32   $      2,556   $         79

    DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

    The Company enters into interest rate cap and swap agreements to hedge its economic exposure to fluctuating interest rates currently associated with the floating rate certificates issued by the Fingerhut Master Trust. Any premiums paid for these agreements are amortized to "Finance income and other securitization income, net" where the economic exposure to fluctuating interest rates exists.

    The Fingerhut Master Trust Series 1994-2 certificates, initially issued in November 1994, required a six-year agreement which effectively capped LIBOR exposure at 11.2 percent on a notional (hedged) amount varying up to $491.0 million over the life of the agreement. In connection with an amendment of Series 1994-2 in May 1995, an additional two and one-half year, 11.2 percent interest rate cap was required for up to a notional amount of $209.7 million.

    In connection with the planned issuance of the $450.0 million Fingerhut Master Trust Series 1998-1 certificates and the $450.0 million Fingerhut Master Trust Series 1998-2 certificates in April 1998, the Company entered into an interest rate swap agreement in October 1997 with an initial notional amount of $415.0 million. This agreement had a forward start date of April 1998 and amortizes down to zero in October 1999. This agreement exchanges an obligation to pay floating LIBOR rates for an obligation to pay fixed interest rates of approximately 5.95 percent. The Company also cash settled (at fair market value) the final three payments of an interest rate swap corridor agreement with a notional amount of $400.0 million set to expire in July 1998.

    For interest rate cap and swap transactions, the contract or notional amounts do not represent exposure to credit loss. Entering into interest rate cap and swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

13. INTEREST EXPENSE, NET

    Net interest expense was as follows:

                                                        Fiscal year ended
                                           December 25,    December 26,    December 27,
      (In thousands)                           1998            1997            1996
                                           ------------    ------------    ------------
      Interest expense                     $     20,993    $     28,606    $     28,870
      Interest income                            (1,797)           (660)         (3,565)
                                           ------------    ------------    ------------
            Net interest expense           $     19,196    $     27,946    $     25,305
                                           ============    ============    ============


    The Company paid interest of $20.8 million in 1998, $28.8 million in 1997 and $34.2 million in 1996.

14.   OPERATING LEASES

      Rental expense for both cancelable and non-cancelable operating leases, (principally for office and warehouse facilities and computer equipment) for fiscal years 1998, 1997 and 1996 was $32.9 million, $33.5 million, and $34.8 million, respectively. Future minimum annual rentals and payments under non-cancelable operating leases at December 25, 1998 are as follows:

          (In thousands)
          1999                                         $     26,013
          2000                                         $     15,735
          2001                                         $      9,826
          2002                                         $      8,164
          2003                                         $      6,399
          Thereafter                                   $      3,438

      During 1996, the Company leased office space for one of its telemarketing centers and warehouse space from a partnership owned by various members of the immediate family of one of the Company's Directors. Rental expense for this space in 1996 was $.6 million.

15.   EMPLOYEE BENEFIT PLANS

      The Company maintains five defined contribution plans, which together cover substantially all non-union employees. Four of the plans have a 401(k) provision, including two which provides for an employer matching contribution only; another which provide for an employer matching contribution as well as a profit sharing contribution; and the third which provides for an employer profit sharing contribution only. Each of the profit sharing contributions is discretionary and is determined by the board of directors for each of the individual companies. The maximum profit sharing contribution is 11 percent of each participant's eligible compensation. The fifth defined contribution plan is a money purchase plan and provides for a non-discretionary employer contribution of 4 percent of each participant's eligible compensation. The cost to the Company of these plans was $12.5 million, $12.2 million, and $10.8 million for 1998, 1997 and 1996, respectively.

      Additionally, the Company maintains one defined contribution plan (with a 401(k) provision and employer matching contribution) and participates in another multi-employer defined contribution plan (with a 401(k) provision only) for all union employees. The cost to the Company of these plans was not material for each of the years presented.

      The Company maintains five non-contributory, defined benefit pension plans that together cover substantially all full-time non-union employees. The plans provide monthly retirement benefits to eligible participants based upon years of service and level of compensation. The Company's funding policy is to make an annual contribution equal to, or exceeding, the minimum required by the Employee Retirement Income Security Act of 1974. The acquisition of AMO and its related pension plan are reflected as of August 31, 1998.

      The changes in benefit obligation and plan assets and the reconciliation of funded status were as follows:

       (In thousands)
       Change in benefit obligation:                                                   1998            1997
                                                                                   ------------    ------------

       Benefit obligation at beginning of year                                     $     39,430    $     30,466
       Service cost                                                                       3,080           2,436
       Interest                                                                           3,247           2,627
       Plan amendments                                                                       --           1,230
       Actuarial loss                                                                     1,963           3,658
       Acquisition                                                                        9,286              --
       Benefits paid                                                                     (2,382)           (987)
                                                                                   ------------    ------------
       Benefit obligation at end of year                                           $     54,624    $     39,430
                                                                                   ============    ============

       Change in plan assets:

       Fair value of assets at beginning of year                                   $     31,187    $     24,770
       Actual return on assets                                                            7,233           6,524
       Employer contributions                                                                25             880
       Acquisition                                                                       10,343              --
       Divestiture                                                                           --              --
       Benefits paid                                                                     (2,382)           (987)
                                                                                   ------------    ------------
       Fair value of assets at end of year                                         $     46,406    $     31,187
                                                                                   ============    ============


       Reconciliation of funded status:
                                                                                           1998            1997
                                                                                   ------------    ------------
       Benefit Obligation                                                          $    (54,624)   $    (39,430)
       Fair value of plan assets                                                         46,406          31,187
                                                                                   ------------    ------------
       Unfunded obligation                                                               (8,218)         (8,243)
       Unrecognized actuarial loss                                                       (8,785)         (6,670)
       Unrecognized prior service cost                                                    2,295           2,436
                                                                                   ------------    ------------
       Recognized Amount                                                           $    (14,708)   $    (12,477)
                                                                                   ============    ============

       The amount recognized in the statement of financial position consists of the following:

       Prepaid benefit cost                                                        $        975    $         --
       Accrued benefit liability                                                        (15,683)        (12,477)
       Additional minimum liability                                                      (2,358)         (2,305)
       Intangible asset                                                                   2,358           2,305
                                                                                   ------------    ------------
       Recognized Amount                                                           $    (14,708)   $    (12,477)
                                                                                   ============    ============

      The actuarial present value of the Benefit Obligation represents the present value of benefits to be paid in the future under current provisions of the plan and based upon the following weighted-average assumptions:

                                               1998          1997          1996
                                            ----------    ----------    ----------
Discount rate                                  7.0%          7.25%         7.75%
Expected return on assets                     10.5%         10.5%          9.5%
Rate of compensation increase                  6.0%          6.0%          5.5%

      Plan assets at December 25, 1998, and December 26, 1997, were primarily invested in an equity fund. The Company's non-union pension plans have vesting periods of four years.

      The components of net periodic pension costs for non-union employees were as follows:

          (In thousands)                      1998          1997          1996
                                           ----------    ----------    ----------
Service cost                               $    3,080    $    2,436    $    2,942
Interest cost                                   3,247         2,627         2,366
Expected return on assets                      (3,145)       (2,295)       (1,772)
Amortization of prior service cost                140           140            76
Amortization of net (gain) loss                   (11)          (72)            1
                                           ----------    ----------    ----------
     Pension expense for the period        $    3,311    $    2,836    $    3,613
                                           ==========    ==========    ==========


      Additionally, the Company participates in a multi-employer pension plan for all union employees. The plan provides monthly retirement benefits to eligible participants based upon years of service. The plan is funded with contributions made in accordance with negotiated labor contracts. The pension expense related to this plan for 1998, 1997 and 1996 was $.9 million, $1.0 million, and $.9 million, respectively.

16.   INCOME TAXES

      The provision for income taxes consisted of the following:

           (In thousands)                     1998          1997         1996
                                           ----------    ----------   ----------
CURRENTLY (RECEIVABLE) PAYABLE:
      Federal                              $   (2,745)   $    3,155   $   26,768
      State                                     1,687         2,240       (1,498)
DEFERRED                                       14,435        15,872      (13,948)
                                           ----------    ----------   ----------
      Provision for income taxes           $   13,377    $   21,267   $   11,322
                                           ==========    ==========   ==========

    The Company's effective income tax rate differed from the U.S. federal statutory rate as follows:

           (In thousands)                      1998          1997           1996
                                           ----------     ----------     ----------
U.S. federal statutory rate                      35.0%          35.0%          35.0%
State income taxes, net of
      federal tax benefit                        (1.2)           3.0            1.0
Merchandise donations                            (1.4)          (3.0)          (3.4)
Non deductible expenses                           6.6             --             --
Other, net                                       (1.5)           1.l            2.3
                                           ----------     ----------     ----------
      Effective income tax rate                  37.5%         36.l%           34.9%
                                           ==========     ==========     ==========

      The "Other, net" tax rate in 1998, 1997 and 1996 was composed of miscellaneous items, none of which were individually significant.

      The current and long-term deferred income tax assets and liabilities included in the Consolidated Statements of Financial Position as of December 25, 1998, and December 26, 1997, were composed of the following:

          (In thousands)                                                         1998          1997
                                                                              ----------    ----------
CURRENT AND LONG-TERM DEFERRED INCOME TAX ASSETS RESULTING FROM
      FUTURE DEDUCTIBLE TEMPORARY DIFFERENCES ARE:
Accounts receivable reserves                                                  $  160,870    $  186,980
Yield reserve                                                                     11,017        14,570
Inventory obsolescence reserves                                                    6,211         6,311
Other                                                                             17,567        16,139
                                                                              ----------    ----------
      Total deferred income tax assets                                        $  195,665    $  224,000
                                                                              ==========    ==========


CURRENT AND LONG-TERM DEFERRED INCOME TAX LIABILITIES RESULTING FROM
      FUTURE TAXABLE TEMPORARY DIFFERENCES ARE:
Accelerated depreciation and amortization                                     $  (18,526)   $  (27,586)
Deferred finance income                                                          (92,183)      (96,530)
Deferred advertising                                                              (4,409)       (3,484)
Other                                                                               (364)         (273)
                                                                              ----------    ----------
      Total deferred income tax liabilities                                   $ (115,482)   $ (127,873)
                                                                              ==========    ==========


      The Company's prior operating earnings, on a tax basis, allows for the full utilization of the deferred tax assets included in its consolidated financial statements.

      The Company paid income taxes (net of refunds) of $(6.2) million, $0.8 million, and $2.9 million, during 1998, 1997 and 1996, respectively.

17.   RELATED PARTY TRANSACTIONS

      Related party transactions, detailed by subject and Note reference are as follows:

      Operating leases                                     Note 14
      Stockholders' equity                                 Note 18

18.   STOCKHOLDERS' EQUITY

      The Company currently has 100,000,000 authorized shares of $.01 par value common stock of which 49,342,165 and 46,292,461 were issued and outstanding as of December 25, 1998 and December 26, 1997, respectively. The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock, none of which have been issued.

      During 1994, the Company's Board of Directors authorized the repurchase of up to 2.5 million common shares, which it completed in October 1998. In November 1998, the Company's Board of Directors authorized the repurchase of an additional 2.5 million shares of the Company's common stock that may be made from time to time at prevailing prices in the open market or by block purchase and may be discontinued at any time. The purchases are made within certain restrictions relating to volume, price and timing in order to minimize the impact of the purchase on the market for the Company's common stock. During 1998, the Company repurchased at prevailing market prices 1.2 million shares of its common stock for an aggregate of $13.1 million. Under current and previously authorized programs, total purchases through December 25, 1998 were 2,834,700 shares for an aggregate of $38.0 million. The Company has remaining authorization to repurchase an additional 2.2 million common shares. The Company also repurchased approximately 1.4 million mature shares for $35.1 million, which was authorized in connection with the spin-off of Metris.

      FINGERHUT 1994 EMPLOYEE STOCK PURCHASE PLAN

      Effective July 1, 1994, the Company made available to certain employees the Fingerhut 1994 Employee Stock Purchase Plan under which eligible employees have the opportunity to purchase Company common stock at a discounted market value determined on the first or last business day of the calendar quarter, whichever is lower. A maximum of 750,000 shares is authorized, of which 200,000 shares are subject to shareholder approval. During 1998, 45,021 shares were issued at an average price of $15.l2. During 1997, 55,159 shares were issued at an average price of $12.60. During 1996, 100,141 shares were issued at an average price of $11.59 per share.

      EFFECT OF SPIN ON STOCK OPTION PLANS

      Effective with the spin-off of Metris, the Company's Board of Directors authorized the re-pricing of all options outstanding at September 25, 1998 (the date of the spin). The options were re-priced to account for the change in the Company's stock price after the spin. The impact to the option plans was an increase in the number of options outstanding and a corresponding decrease in the option exercise price. The economic impact to the option holder was zero as the increase in the number of options was equally offset by the decrease in option price.

      FINGERHUT COMPANIES, INC. STOCK OPTION PLAN

      The Fingerhut Companies, Inc. Stock Option Plan provides certain management of the Company with options to purchase up to 22,333,000 shares of common stock of which, 823,950 were available for grant at December 25, 1998. The options are granted at the fair market value on the date of grant. The options become exercisable in five equal annual installments beginning on the first anniversary of the date of grant. Unexercised options will be canceled 10 years and one month after the date of grant.

      FINGERHUT COMPANIES, INC. 1995 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

      The Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan provides for the granting of 12,218,750 stock options (either incentive stock options or non-qualified stock options), stock appreciation rights or restricted stock to officers and other employees. At December 25, 1998, 176,336 shares were available for grant. The Compensation Committee of the Board has the authority to determine the exercise prices, vesting dates, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price of incentive stock options may not be less than 100 percent of the fair market value of the common stock on the date of grant, and not less than 110 percent of the fair market value in the case of an incentive stock option granted to any employee owning more than 10 percent of the Company's common stock (a "Ten Percent Employee"), and the term of non-qualified stock options may not exceed 15 years from the date of grant (not more than 10 years for incentive stock options and five years for incentive stock options granted to a Ten Percent Employee). During 1998 and 1997, the Compensation Committee granted a total of 6,533,993 and 985,445 options, respectively. In 1998, 1997 and 1996,
      244,645, 15,000 and 353,917 shares of restricted stock were issued, respectively. The weighted average grant date fair value of these awards was $10.77, $14.88 and $13.50, respectively. For restricted shares granted in 1998, 60,000 shares vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment, 177,145 shares vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment; and 7,500 vest 100 percent after three years, subject to continued employment. For restricted shares granted in 1997, 5,000 shares vested May 12, 1997 and May 12, 1998 with the remaining 5,000 shares vesting on May 12, 1999, subject to continued employment. The restricted stock issued in 1996 became fully vested in 1998. The unearned portion of the awards is being amortized as compensation expense on a straight-line basis over the related vesting period. Compensation expense related to the restricted stock awards totaled $1.3 million, $1.3 million and $2.9 million for the years ended December 25, 1998, December 26, 1997 and December 27, 1996, respectively, which included tax assistance payments made by the Company with respect to the first 25 percent of the awards that vested.

      FINGERHUT COMPANIES, INC. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

      The Fingerhut Companies, Inc. Nonemployee Director Stock Option Plan provides for the granting of 287,500 stock options to directors of the Company who are not officers or employees. At December 25, 1998, 143,125 shares were available for grant. A committee of members of the Board of Directors who are officers or employees of the Company has the authority to determine the exercise prices, vesting dates, expiration dates and other conditions upon which options may be exercised, except that the term of such options may not exceed 15 years from the date of the grant.

      FINGERHUT COMPANIES, INC. PERFORMANCE ENHANCEMENT INVESTMENT PLAN

      The Fingerhut Companies, Inc. Performance Enhancement Investment Plan ("PEIP Plan") provided certain management of the Company with the right to purchase options to acquire up to 8,625,000 shares of common stock. Under the PEIP Plan, management was offered the opportunity to purchase option units, each consisting of four options to purchase common stock, with exercise prices of 110 percent, 120 percent, 130 percent and 140 percent, respectively, of the fair market value at the time of grant. The options were offered at prices determined by the Company on the grant date. During 1995, the Company discontinued the PEIP Plan and canceled the remaining ungranted shares. No shares were repurchased during 1997. During 1996, the Company repurchased 251,000 options granted under the PEIP Plan at or below the original purchase price paid by the option holders, and the repurchase had no impact on the Company's net earnings. As of December 25, 1998, 53,186 options remained outstanding and will be repurchased, if unexercised, at an amount equal to or less than the purchase price on the earlier of the optionee's termination of employment or the seventh anniversary of the grant date. The remaining obligation to repurchase outstanding options has been accrued and is included in "Accrued payroll and employee benefits" in the Consolidated Statements of Financial Position.

      FINGERHUT COMPANIES, INC. 1992 STOCK OPTION AND LONG-TERM INCENTIVE PLAN

      The Fingerhut Companies, Inc. 1992 Stock Option and Long-Term Incentive Plan provides certain management of the Company with options to purchase up to 523,382 shares of common stock. In 1992, the Company granted the Chairman and Chief Executive Officer non-qualified options to purchase 523,382 shares of common stock with an option price of $15.00, the fair market value at the date of grant. In November 1993, 50 percent of these options became exercisable, 50 percent became exercisable in November 1994. In 1998, all of these options were exercised. On September 25, 1998, the Company granted the Chairman and Chief Executive Officer non-qualified options to purchase 1,023,052 shares of common stock with an option price of $8.52, the fair market value at the date of the grant. The options vest in four equal annual installments beginning on the first anniversary of the date of grant.

      The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized with respect to the Company's stock option grants or the Employee Stock Purchase Plan. Had compensation cost for these plans been determined based on the fair value methodology prescribed by FAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

(In thousands, except per share data)              1998         1997
                                                ----------   ----------
Net earnings - as reported                      $   45,347   $   69,329
Net earnings - pro forma                        $   39,442   $   66,376
Earnings per share diluted - as reported        $      .88   $     1.40
Earnings per share diluted - pro forma          $      .77   $     1.34

      The above pro forma amounts may not be representative of the effects on reported net earnings for future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998 and 1997.

                                        1998          1997
                                     ----------    ----------
Dividend yield                              .0%          1.1%
Expected volatility                      63.95%        44.72%
Risk-free interest rate                   4.75%         6.38%
Expected lives                       6.54 years    7.32 years


    Information regarding the Company's stock option plans for 1998, 1997, and 1996 is as follows:

                                                 1998                          1997                          1996
                                     ---------------------------- ----------------------------- -----------------------------
                                                     Weighted-                     Weighted-                      Weighted-
                                                      Average                       Average                        Average
                                                      Exercise                      Exercise                       Exercise
                                        Shares         Price          Shares         Price         Shares           Price
                                     ----------     -----------   ------------    -----------    ----------      -----------
          Options outstanding,
              beginning of year       7,794,722       $ 10.93       7,024,885      $   9.57      6,833,547      $   9.88
          Options exercised- pre
              spin                   (5,211,799)      $  8.71       (300,740)      $  11.36       (109,900)     $   6.55
          Options granted - pre
              spin                      322,867       $ 28.76      1,155,445       $  19.58        968,973      $  13.44
          Options canceled/
              forfeited - pre spin     (947,466)      $ 12.39        (84,868)      $  14.16       (667,735)     $  18.86
          Effect of spin on
              options                 3,600,994       $  6.64             --                            --
          Options exercised -
              post spin                (178,773)      $  5.73             --                            --
          Options granted - post
              spin                    4,411,085       $  8.58             --                            --
          Options canceled/
              forfeited- post spin      (64,076)      $  6.11             --                            --
          Options outstanding,
              end of year             9,727,554       $  7.54      7,794,722       $  10.93      7,024,885      $   9.57

          Weighted-average fair
              value of options,
              granted during
              the year                                $  5.77                      $  10.10                     $   7.28
          Weighted-average
              exercise price of
              options, exercisable
              at end of year                          $  5.60                      $   8.65                     $   7.98

    The following table summarizes information about stock options outstanding at December 25, 1998:

                                                      Options Outstanding                     Options Exercisable
                                     Number     Weighted-Average          Weighted-            Number        Weighted-
     Range of                   Outstanding            Remaining            Average       Exercisable          Average
     Exercise Prices            at 12/25/98     Contractual Life     Exercise Price       at 12/25/98   Exercise Price
     ---------------            -----------     ----------------     --------------       -----------   --------------
     $2.87 to $4.957              1,312,096                 6.88             $4.582           794,171   $        4.509
     $5.043 to $5.913             1,003,895                 6.76             $5.209           874,916   $        5.219
     $6.087 to $7.065               596,711                 8.17             $7.023            70,324   $        6.706
     $7.109 to $8.438             1,590,613                 8.61             $7.331           531,491   $        7.254
     $8.52                        3,921,585                 9.76              $8.52                 0   $            0
     $8.522 to $13.32             1,302,654                 9.16             $9.862            70,698   $         9.15
                                -----------                                               -----------
     $2.87 to $13.32              9,727,554                                                 2,341,600
                                ===========                                               ===========


19.   OTHER DISCLOSURES

      Administrative and selling expenses included promotional material and advertising expenses of $420.7 million, $379.0 million, and $409.6 million for 1998, 1997 and 1996, respectively.

      Amortization expense relating to the excess of cost over fair value of net assets acquired was $4.7 million for 1998, $2.7 million for 1997 and $2.8 million for 1996. Accumulated amortization was $29.0 million and $24.3 million at December 25, 1998 and December 26, 1997, respectively.

      In July 1998, the Company acquired a 19.9 percent equity interest position in PC Flowers & Gifts, Inc., a leading on-line provider of flowers, gift baskets and gourmet food. The investment was increased in January 1999 to 40%. In December 1998, the Company acquired 19.9 percent equity interest positions in The Zone Network, parent of MountainZone.com, the leading community-based web site for mountain sports information and merchandise, and in Freeshop International, parent of Freeshop.com, a hub for online shopping. The total amount of these equity interests is $8.6 million at December 25, 1998 and is included in "Other assets" on the "Consolidated Statements of Financial Position."

20.   SALE OF STOCK BY SUBSIDIARY

      In October 1996, Metris, a then wholly-owned subsidiary, completed an initial public offering of 3,258,333 of its common shares at $16 a share. The transaction reduced the Company's ownership interest to approximately 83 percent. Metris realized net cash proceeds of approximately $47.4 million from the sale of shares, after underwriting discounts and commissions and expenses of the offering. The sale resulted in an increase of approximately $24.9 million in the Company's proportionate share of Metris' equity, which is included in "Additional paid-in capital" in the Company's Consolidated Statements of Financial Position.

21.   CONTINGENCIES

      The Company is a party to various claims, legal actions, sales tax disputes and other complaints arising in the ordinary course of business. In the opinion of management, any losses which may occur are adequately covered by insurance, are provided for in the consolidated financial statements, or are without merit and the ultimate outcome of these matters will not have a material effect on the consolidated financial position or operations of the Company.

      At December 25, 1998, the Company had unused credit line commitments on its Credit Advantage Card(SM) accounts of $1.3 billion. The Company does not anticipate that all of its customers will exercise this entire available credit at any one time. Commitments on credit card lines are cancelable at any time.

22.   SUBSEQUENT EVENTS (Unaudited)

      On March 18, 1999, Bengal Subsidiary Corp., a wholly owned Subsidiary of Federated Department Stores, Inc., acquired the majority of the outstanding common shares of the Company.

      On January 6, 1999, the Company increased its 19.9 percent investment in PC Flowers and Gifts to 40 percent. Beginning in 1999, the Company will account for PC Flowers and Gifts using the equity method of accounting.

      On January 26, 1999, the Company acquired a 19.9 percent equity interest in Roxy Systems, Inc., a leading marketer of digital technology products on the Internet.

      On January 6, 1999, the Company closed on the acquisition of Bedford Fair, a direct marketer of apparel. The acquisition will be accounted for as a purchase.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Fingerhut Companies, Inc.:

We have audited the accompanying consolidated statements of financial position of Fingerhut Companies, Inc. (the "Company") as of December 25, 1998 and December 26, 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 25, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fingerhut Companies, Inc. as of December 25, 1998 and December 26, 1997, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 25, 1998, in conformity with generally accepted accounting principles.



                                                    /KPMG Peat Marwick LLP/
Minneapolis, Minnesota
January 20, 1999